Greenspring Fund, Incorporated

                              CODE OF ETHICS

                                   FOR

                CHIEF EXECUTIVE AND CHIEF FINANCIAL OFFICERS


Covered Officers/Purpose of the Code

Greenspring Fund's (the "Fund") Code of Ethics applies to the Fund's Chief Executive Officer and Chief Financial Officer (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:
o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;
o compliance with applicable laws and governmental rules and regulations;
o the prompt internal reporting of violations of the Code to the Legal Compliance Committee; and
o accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Covered Officers Should Handle Ethically Actual and Apparent Conflicts of
Interest

Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "Act") and the Investment Advisers Act of 1940 (the "Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The Fund's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. The Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code.

Conflicts arise from, or as a result of, the contractual relationship between the Fund and the investment adviser of which the Cover Officers are also employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Act and the Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must:

o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;
o not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;
o not retaliate against any other Covered Officers or employee of the Fund or affiliated persons for reports of potential violations that are made in good faith;

There are some conflict of interest situations that may be approved in writing by the Legal Compliance Committee, if material. Examples of these include:

o service as a director on the board of any public or private company;
o the receipt of any non-nominal gifts;
o the receipt of any entertainment from any company in which the Fund has current or prospective dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;
o any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment adviser, administrator or any affiliated person thereof;
o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.


Disclosure and Compliance


Each Covered Officer

o should familiarize himself with the disclosure requirements generally applicable to the Fund;
o should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the governmental regulators and self-regulatory organizations;
o should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and
o should promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Reporting and Accountability

Each Covered Officer must:

o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;
o annually thereafter affirm to the Board that he has complied with the requirements of the Code;
o report at least annually other affiliations or relationships related to conflicts of interest covered under the Fund's D&O Questionnaire;
o notify the Legal Compliance Committee if he knows of any violation of this Code (failure to do so is itself a violation of this Code).

The Legal Compliance Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, the Legal Compliance Committee will consider any approvals or waivers sought by a Covered Officer.

The Fund will follow these procedures in investigating and enforcing this Code:

o the Legal Compliance Committee will take all appropriate action to investigate any potential violations reported;
o if, after such investigation, the Legal Compliance Committee believes that no violation has occurred, no further action is required;
o any matter that the Legal Compliance Committee believes is a violation will be reported to the Board, which will consider appropriate action, which may include the review of, and appropriate modifications to, applicable policies and procedures, notification to appropriate personnel of the investment adviser; or a recommendation to dismiss the Covered Officer;
o the Legal Compliance Committee will be responsible for granting waivers, as appropriate; and
o any changes to or waivers of the Code, will to the extent required, be disclosed as provided by SEC rules.

Other Policies and Procedures

This code shall be the sole Code of Ethics adopted by the Fund for the purpose of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund's adviser or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund's and its adviser's Code of Ethics under Rule 17j-1 under the Act and the Adviser's Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority of the Board, including a majority of independent directors.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will by considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Legal Compliance Committee and the Board.

Internal Use

	This Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance or legal conclusion.




Date: ___________________				Signed: ________________






                                  Exhibit A

Persons Covered by this Code of Ethics

Chief Executive Officer
Chief Financial Officer